Exhibit 99.1

GAIAM’S 2014 SECOND QUARTER NET REVENUE RISES TO $32.5 MILLION

BOULDER, CO, August 6, 2014 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle company, today reported financial results for the quarter ended June 30, 2014.

Conference Call: Gaiam is hosting a conference call today, August 6, 2014, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2922 or (415) 226-5358. Questions will be reserved for analysts and investors. Following the completion of today’s conference call, a replay will be available until August 13, 2014 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21728946.

During the fourth quarter of 2013, Gaiam sold its non-branded entertainment media distribution operations (“GVE”) and discontinued its direct response television marketing (“DRTV”) operations. As a result, the Company now reports these businesses as discontinued operations, and has reclassified the financial results for all periods presented below accordingly. Unless otherwise noted, all figures below reflect the continuing operations of Gaiam, which is comprised of the Company’s branded yoga, fitness, and wellbeing business, including fitness media content and products, the Company’s e-commerce platform; and Gaiam TV, a global digital subscription service.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “Our 2014 results demonstrate the continued progress we are achieving since the recent repositioning of our business. While our initiatives to focus on growing Gaiam across yoga, fitness and wellbeing are still in the early stages of implementation, we are already generating positive momentum. Notable high profile retail placements over the balance of the year include: 1,100 door store-within-store presentation with a major retailer for Gaiam and Gaiam Restore products and media, further expansion of the SPRI line of products in our largest retail account and an increase in our international presence across a major European retail chain. ”

Ms. Powers, concluded, “As the number one recognized brand in yoga accessories, we continue to invest in our future by developing, designing and launching new product categories for 2015 such as yoga apparel, and men’s and children’s yoga accessories. We are also transitioning our direct to consumer business to be more mobile and social centric and focused on yoga, fitness and wellbeing.”

2014 Second Quarter Review

In the quarter ended June 30, 2014, net revenue was $32.5 million, an increase of approximately $0.6 million, or 1.7%, compared to net revenue of $31.9 million in the prior-year period.

Gross profit for the 2014 second quarter improved to $15.5 million, or 47.7% of net revenue, compared to gross profit of $13.3 million, or 41.7% of net revenue, in the second quarter of 2013. The 600 basis point improvement in gross profit was driven by improved margins in our business segment and increased revenues from our high margins subscription business.

Operating expenses were 55.5% of net revenue in the 2014 second quarter, compared to 53.4% of net revenue in the second quarter of 2013, due to continued investments in Gaiam TV partially offset by lower expenses in our business segment.

Operating loss for the three months ended June 30, 2014 improved 22% year over year to $3.2 million, compared to $4.1 million in the second quarter of 2013. Included in the operating loss for the 2014 second quarter is $0.6 million of costs related to the proposed separation of Gaiam TV. Excluding these costs, operating losses improved 32% over the prior year.

Gaiam’s business segment generated income from operations of $1.4 million in the second quarter, compared to $0.2 million in the same period last year primarily reflecting lower operating expenses. The Company’s direct-to-consumer segment recorded a net loss from operations of $4.6 million, compared to a net loss of $4.3 million in the same period of last year.

During the quarter, the Company recorded a gain of $1.0 million on the sale of a portion of its shares of Real Goods Solar stock and all of the Cinedigm stock it received from Cinedigm in connection with the sale of GVE last year.

The Company recognized income tax expense of $0.1 million during the quarter related to its majority-owned subsidiaries. The Company recognized a net loss for the quarter but, in accordance with GAAP, did not record a tax benefit because it continues to record a valuation allowance against its deferred tax assets. Although fully reserved on the balance sheet, Gaiam’s deferred tax assets remain available to offset any income tax liabilities.

Net loss for the 2014 second quarter was $2.4 million, or a loss of $0.10 per share, inclusive of the $0.6 million of legal and audit costs related to the proposed separation of Gaiam TV and the $1.0 million gain from the sale of stock, compared to net income of $8.0 million, or $0.35 per share, for the second quarter of 2013. The prior year period included a $16.4 million gain from the sale of stock and a tax provision of $4.4 million. In accordance with GAAP, the Company recorded a valuation allowance against its net operating losses during the current quarter that prevented it from recognizing a net tax benefit.

Jirka Rysavy, Chairman, commented, “Gaiam TV continues to gain traction with consumers seeking curated, quality, conscious media content delivered across a digital platform. Our Board of Directors believes that both businesses and shareholders will benefit from Gaiam TV operating as a standalone business.”

Gaiam’s Board of Directors recently approved the separation of the Company’s media subscription unit from the Gaiam-branded business into two separate publicly traded companies, which is expected to occur after the Company files it Form 10-K for 2014. The Company currently expects the separation to take the form of a tax-free spin-off to shareholders. Gaiam may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off. Gaiam TV is a global digital video streaming service that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 6,000 titles are available for streaming exclusively on Gaiam TV through almost any device connected to the internet.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of approximately 38,000 retail doors, 15,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam is dedicated to providing solutions for healthy living and personal transformation. Gaiam TV is a global digital subscription service with over 6,000 exclusive videos available for streaming. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500 / gaia@jcir.com
(303) 222-3782 / steve.thomas@gaiam.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
Net revenue	$32,451	100.0%	$31,897	100.0%
Cost of goods sold	16,983	52.3%	18,583	58.3%

Gross profit	15,468	47.7%	13,314	41.7%
Selling and operating	15,230	46.9%	14,437	45.2%
Corporate, general and administration	2,782	8.6%	2,616	8.2%
Other general expense	611	1.9%	308	1.0%

Loss from operations	(3,155)	-9.7%	(4,047)	-12.7%
Interest and other income (expense)	27	0.1%	93	0.3%
Gain on sale of investments	1,042	3.2%	16,429	51.5%

(Loss) income before income taxes and noncontrolling interest	(2,086)	-6.4%	12,475	39.1%
Income tax expense	130	0.5%	4,363	13.7%

(Loss) income from continuing operations	(2,216)	-6.9%	8,112	25.4%
Income (loss) from discontinued operations	2	0.0%	(129)	-0.4%

Net (loss) income	(2,214)	-6.9%	7,983	25.0%
Net income attributable to the noncontrolling interest	(174)	-0.5%	(135)	-0.4%

Net (loss) income attributable to Gaiam, Inc.	$(2,388)	-7.4%	$7,848	24.6%

Net (loss) income per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.10)		$0.36
From discontinued operations	0.00		(0.01)

Basic net (loss) income per share attributable to Gaiam, Inc.	$(0.10)		$0.35

Weighted-average shares outstanding:
Basic and diluted	24,090		22,741

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
Net revenue	$70,062	100.0%	$68,576	100.0%
Cost of goods sold	37,574	53.6%	39,512	57.6%

Gross profit	32,488	46.4%	29,064	42.4%
Selling and operating	31,638	45.2%	29,819	43.5%
Corporate, general and administration	5,847	8.3%	5,537	8.1%
Other general expense	636	0.9%	911	1.3%

Loss from operations	(5,633)	-8.0%	(7,203)	-10.5%
Interest and other income (expense)	65	0.1%	62	0.1%
Gain on sale of investments	1,480	2.1%	16,429	23.9%

(Loss) income before income taxes and noncontrolling interest	(4,088)	-5.8%	9,288	13.5%
Income tax expense	226	0.4%	3,379	4.9%

(Loss) income from continuing operations	(4,314)	-6.2%	5,909	8.6%
Income from discontinued operations	28	0%	1,852	2.7%

Net (loss) income	(4,286)	-6.2%	7,761	11.3%
Net income attributable to the noncontrolling interest	(236)	-0.3%	(189)	-0.3%

Net (loss) income attributable to Gaiam, Inc.	$(4,522)	-6.5%	$7,572	11.0%

Net (loss) income per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.19)		$0.25
From discontinued operations	0.00		0.08

Basic net (loss) income per share attributable to Gaiam, Inc.	$(0.19)		$0.33

Weighted-average shares outstanding:
Basic and diluted	24,048		22,736

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash	$30,850	$32,229
Accounts receivable, net	23,308	31,399
Inventory, less allowances	18,298	20,275
Deferred advertising costs	1,029	311
Advances	1,753	1,078
Other current assets	11,324	8,081
Current assets of discontinued operations	1,877	1,879

Total current assets	88,439	95,252
Property and equipment, net	22,787	22,540
Media library, net	5,963	5,211
Goodwill	13,939	13,999
Other intangibles, net	730	1,155
Other assets	718	1,835
Noncurrent assets of discontinued operations	0	10

Total assets	$132,576	$140,002

Liabilities and Equity
Current liabilities:
Accounts payable	$9,534	$11,697
Accrued liabilities	18,952	17,503
Participations payable	581	3,916
Current liabilities of discontinued operations	739	1,596

Total current liabilities	29,806	34,712
Total equity	102,770	105,290

Total liabilities and equity	$132,576	$140,002